Exhibit 10.54

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of December 1, 2014, by and between Mayco Manufacturing, LLC, an Alabama limited liability company (“Purchaser”), and Mayco Industries, Inc., an Alabama corporation (“Seller”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Seller is engaged in the conduct of the Business (as defined below) at the Facilities (as defined below);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of the Business, for the consideration and upon the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Acquired Contracts” shall have the meaning set forth in Section 2.1(c).

“Acquisition Agreements” shall mean the (i) the Santa Rosa Purchase Agreement, (ii) the Asset Purchase Agreement dated no later than the Closing Date by and between Mayco (Alabama), LLC, and Metalico Alabama Realty, Inc., (iii) the Asset Purchase Agreement dated no later than the Closing Date by and between Mayco (Nevada), LLC, and West Coast Shot, Inc. and (iv) the Asset Purchase Agreement dated no later than the Closing Date by and between Mayco (Illinois), LLC, and Metalico-Granite City, Inc.

“Acquired Intellectual Property Rights” shall have the meaning set forth in Section 2.1(n).

“Acquired Inventories” shall have the meaning set forth in Section 2.1(d).

“Acquired Personal Property Leases” shall have the meaning set forth in Section 2.1(g).

“Acquired Real Property Leases” shall have the meaning set forth in Section 2.1(f).

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Aggregate Estimated Closing Net Working Capital” shall mean the sum of (i) the Estimated Closing Net Working Capital and (ii) the “Estimated Closing Net Working Capital” under and as that term is defined in the Santa Rosa Purchase Agreement.

“Aggregate Final Closing Net Working Capital” shall have the meaning set forth in Section 2.6(f).

“Aggregate Final Closing Net Working Capital Deficiency Amount” shall have the meaning set forth in Section 2.6(f) (i).

“Aggregate Final Closing Net Working Capital Excess Amount” shall have the meaning set forth in Section 2.6(f) (ii).

“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Alabama Facility” shall mean the fabricating facility located at 18 West Oxmoor Rd., Birmingham, Alabama 35219 and owned by Metalico’s subsidiary, Alabama Real Property Owner.

“Alabama Real Property Owner” shall mean Metalico Alabama Realty, Inc., an Alabama corporation.

“Alternative Arrangements” shall have the meaning set forth in Section 9.7(d).

“Applicable Laws” shall mean all laws, statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority applicable to Seller or the Business.

“Assumed Benefit Plan” shall mean the Pension Plan for the Mayco Industries Inc. For Hourly Employees Bargaining and Represented by Local 6496 United Steel Workers of America AFL-CIO Hoyt Plant, Granite City Illinois and all trust agreements and insurance or group annuity contracts with the Funding Agent and constituting the Fund under such Plan.

“Assumed FSA Balance” shall have the meaning set forth in Section 5.5(d).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assumption Agreement” shall have the meaning set forth in Section 2.8(b)(iii).

“Balance Sheet Date” shall mean December 31, 2013.

“Benefit Plans” shall mean (i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a Multiemployer Plan,; and (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, share appreciation right, unemployment compensation plan, vacation pay, severance pay, bonus arrangement, health benefit plan, profit-sharing plan, death or disability plan or any other welfare or fringe benefit arrangements in each case in which any Employees participate.

“Bill of Sale” shall have the meaning set forth in Section 2.8(b)(i).

“Business” shall mean the business of manufacturing, distributing and selling non-battery fabricated lead products as conducted by Seller at the Facilities as of the date of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Cash Consideration” shall mean the applicable amount determined pursuant to Section 2.7 and set forth in Exhibit 2.7, subject to adjustment pursuant to Section 2.6.

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.8(a).

“Closing Net Working Capital” shall have the meaning set forth in Section 2.6(c).

“COBRA” shall have the meaning set forth in Section 3.8(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 5.6(a).

“Contamination” or “Contaminated” shall mean the presence of Hazardous Material in, on or under the soil, groundwater, surface water or other environmental media to an extent that any Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Material.

“Designated Contacts” shall have the meaning set forth in Section 5.1(a).

“Disclosing Party” shall have the meaning set forth in Section 5.6(a).

“Disclosure Schedule” shall mean the Disclosure Schedule delivered by Seller to Purchaser on the date of this Agreement, as amended, modified or supplemented in accordance with this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.6(d).

“Employees” shall have the meaning set forth in Section 3.11.

“Enhanced” shall have the meaning set forth in Section 10.8.

“Environmental Claim” shall mean any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging harm or potential harm to any Person or to human health or to the environment or any violation of, or liability or potential liability under or relating to any Environmental Law.

“Environmental Indemnity Agreement” shall mean that Agreement, referenced in Section 6.1(n) of the 1997 Asset Purchase Agreement by and among Metalico with Taracorp, Inc., Taracorp Industries, Inc., and Taracorp Evans, Inc. (collectively, the “Taracorp Sellers”) dated October 21, 1997, which provides that any claims which would have been covered by the Granite City Indemnity Agreement shall, upon Metalico’s written notice to Taracorp Sellers, require Taracorp Sellers to make an indemnification claim against NL Industries, Inc., and if they fail to make such claim, Metalico shall have the right to make such claim against NL Industries, Inc., in the name of Taracorp Sellers at Metalico’s expense.

“Environmental Law” shall mean any federal, state or local statute, order, regulation or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws, each as in existence on the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person who together with Seller or any of its subsidiaries is treated as a single employer within the meaning of Section 414 (b), (c), (m) or (o) of the Code or Section 4001 (b) of ERISA.

“Escrow L/C” shall mean the irrevocable multiple-draw letter of credit to be issued to Purchaser by the Escrow L/C Bank having a face amount of $750,000 in order to secure any adjustment to the Purchase Price pursuant to Section 2.6 and any indemnification claims by Purchaser that have been finalized pursuant to the procedures set forth in Section 9.2 or the equivalent section in any of the other Acquisition Agreements for a period of nine months commencing on the Closing Date, at which time the Escrow L/C will terminate, provided that if there are any indemnification claims remaining outstanding on such termination date, the Escrow L/C shall be reduced in amount to the amount of such outstanding indemnification claims and extended until such time as any such indemnification claims have been resolved.

“Escrow L/C Bank” shall mean PNC Bank, National Association, the issuer of the Escrow L/C.

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.6(b).

“Estimated Closing Net Working Capital Deficiency Amount” shall have the meaning set forth in Section 2.6(b).

“Estimated Closing Net Working Capital Excess Amount” shall have the meaning set forth in Section 2.6(b).

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4 (a).

“Expenses” shall have the meaning set forth in Section 8.2.

“Facilities” shall mean the Alabama Facility and the Illinois Facility where the Business is conducted by Seller.

“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.6(f).

“Financial Statements” shall have the meaning set forth in Section 3.17.

“FMLA” shall have the meaning set forth in Section 3.8(c).

“GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” shall mean any U.S., state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Granite City Indemnity Agreement” shall mean that Agreement signed on March 4, 1985, by and among Taracorp, Inc. (“Debtor”) and the Illinois Environmental Protection Agency (“IEPA”) and NL Industries, Inc. (“NL”), pursuant to the terms of which the parties thereto effected a means for allocating costs and responsibility with respect to certain environmental claims by IEPA and others against Debtor and NL, all relating to facilities sold by NL to Debtor pursuant to Agreement dated August 22, 1979.

“Hazardous Material” shall mean any Hazardous Waste, Hazardous Substance or Toxic Substance as such terms may be defined, listed or regulated in any Environmental Law, including petroleum, any petroleum-based product, any radioactive substance and any hazardous air pollutant, or any material posing a threat or potential threat to human health or the environment.

“Illinois Facility” shall mean the fabricating facility located at 1200 16th St., Granite City, Illinois 62040 and owned by Metalico’s subsidiary, Illinois Real Property Owner.

“Illinois Real Property Owner” shall mean Metalico-Granite City, Inc., an Illinois corporation.

“Indemnification Period” shall have the meaning set forth in Section 9.1.

“Indemnitee” shall have the meaning set forth in Section 9.5.

“Indemnitor” shall have the meaning set forth in Section 9.5.

“Independent Auditor” shall have the meaning set forth in Section 2.6(e).

“Intellectual Property Rights” shall mean all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, trade names, logos (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing, any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) copyrightable works (including computer software source code, executable code, databases and related documentation and maskworks), copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; and (d) confidential and proprietary information, including trade secrets, unpatented inventions, data and know-how.

“Interim Financial Statements” shall have the meaning set forth in Section 3.17.

“IP Assignment” shall have the meaning set forth in Section 2.8(b)(i).

“IRCA” shall have the meaning set forth in Section 3.13(a).

“Item of Dispute” shall have the meaning set forth in Section 2.6(d).

“Leased Real Property” shall mean the parcels of real property leased by Seller or any of its Affiliates and used in or necessary for the conduct of the Business at the Facilities as currently conducted (together with all rights, title and interest of Seller or its Affiliates in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith).

“Lender” shall have the meaning set forth in Section 10.8.

“Liabilities” shall have the meaning set forth in Section 3.16.

“Lien” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.

“Loss” or “Losses” shall mean any and all actually incurred out-of-pocket losses, liabilities, deficiencies, fines, costs, provable damages, penalties and reasonable and documented expenses (including incurred out-of-pocket reasonable and documented attorneys’ fees and expenses and litigation, settlement and judgment and interest costs), and any reasonable and documented legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions but not including special, speculative, punitive, indirect, incidental, or consequential damages or damages relating to business interruption or lost profits (even if advised of the possibility thereof), and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in the calculating the amount of any Losses, unless such items were asserted by unaffiliated third persons. All Losses shall be net of any other recoveries realized or to be realized by an Indemnitee and its Affiliates, including pursuant to Alternative Arrangements and any Tax Advantages.

“Material Adverse Effect” shall mean a change, event or occurrence that is reasonably likely to have a material adverse effect on the financial condition or results of operations of the Business and the Purchased Assets, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would reasonably likely occur, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Business; (ii) the taking of any action required or permitted by this Agreement or the Related Agreements; (iii) the negotiation, entry into and announcement of this Agreement or pendency of the transactions contemplated hereby, including any suit, action or proceeding relating to the transactions contemplated hereby, (iv) the breach of this Agreement or any Related Agreement by Purchaser, (v) the taking of any action with the approval of Purchaser, (vi) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (viii) any changes or prospective changes in applicable laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (ix) any existing event, occurrence or circumstance with respect to which Purchaser has knowledge as of the date hereof (including any matter set forth in the Disclosure Schedule) and (x) any adverse change in or effect on the Business that is cured before the earlier of the Closing Date and termination of this Agreement as set forth in Article VIII, provided that in the case of any of the events set forth in clauses (vi), (vii) or (viii) consisting of actual (rather than prospective) changes, such changes do not have a disproportionately adverse impact on the Business.

“Material Contract” shall mean (i) any agreement or contract providing for aggregate future payment of at least $25,000, (ii) agreement or contract containing any covenant limiting the freedom of the Business to engage in any line of business or compete with any Person; (iii) any loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or other similar type of contract; or (iv) any other agreement or contract material to the business, operations or financial condition of the Business, taken as a whole.

“Metalico” shall mean Metalico, Inc. a Delaware corporation and the sole stockholder of Seller.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of the Code.

“Net Working Capital” shall mean the total current assets of the Business less the Assumed Liabilities determined (i) in accordance with generally accepted accounting principles, consistently applied, subject only to such exceptions thereto as agreed to by Purchaser and Seller, and (ii) based upon a physical inventory to be conducted at Purchaser’s expense as of the Closing.

“Non-Competition Agreement” shall have the meaning set forth in Section 6.5.

“Non-Tax Prorations” shall mean closing adjustments, which should be included in the calculation of Closing Net Working Capital, of utilities, rents, and other pro-ratable items which shall be estimated at Closing and as per the Closing Date and reprorated upon the determination of actual amounts as herein provided.

“Open Customer Orders” shall have the meaning set forth in Section 2.1(j).

“Open Supplier Orders” shall have the meaning set forth in Section 2.1(k).

“Owned Real Property” shall mean all parcels of real property owned by Seller or any of its Affiliates and used in or necessary for the conduct of the Business at the Facilities as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges each appurtenant thereto).

“Permits and Licenses” shall have the meaning set forth in Section 2.1(h).

“Permitted Liens” shall mean, as of the Closing Date, all (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of Seller and set forth as a current liability on the Target Closing Net Working Capital Calculation Statement; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and set forth as a current liability on the Target Closing Net Working Capital Calculation Statement; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and set forth as a current liability on the Target Net Closing Working Capital Calculation Statement; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice and set forth as a current liability on the Target Closing Net Working Capital Calculation Statement; (e) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property disclosed to Purchaser and which will not individually or in the aggregate materially adversely impact the Business or its assets or financial condition; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations disclosed to Purchaser and which will not individually or in the aggregate materially adversely impact the Business or its assets or financial condition; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to Seller or any of its properties disclosed to Purchaser and which will not individually or in the aggregate materially adversely impact the Business or its assets or financial condition; and (h) Liens referred to in the Disclosure Schedule.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“PNC” shall have the meaning set forth in Section 10.8.

“Purchase Price” shall mean an amount equal to the Cash Consideration (i) either, as appropriate, (A) plus the amount, if any, by which the Final Closing Net Working Capital as of the Closing Date exceeds the Target Closing Net Working Capital or (B) minus the amount, if any, by which the Final Closing Net Working Capital as of the Closing Date is less than the Target Closing Net Working Capital, in case as provided in Section 2.6(f), (ii) plus or minus, as appropriate, (A) the Tax Prorations and (b) the Non-Tax Prorations.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Equipment” shall have the meaning set forth in Section 2.1(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Benefit Plans” shall have the meaning set forth in Section 5.5(b).

“Purchaser FSA” shall have the meaning set forth in Section 5.5(d).

“Purchaser’s 401(k) Plan” shall have the meaning set forth in Section 5.5(c).

“Real Property Owners” shall mean the Alabama Real Property Owner and the Illinois Real Property Owner.

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Receiving Party” shall have the meaning set forth in Section 5.6(a).

“Related Agreements” shall mean the Bill of Sale, the Assumption Agreement, the IP Assignment, the Escrow L/C, and the Non-Competition Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Response Action” shall mean any action taken to investigate, abate, treat, remediate, clean up, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or used by the Business or any release or threatened release of Hazardous Materials. Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“Santa Rosa Purchase Agreement” shall mean the Asset Purchase Agreement dated no later than the Closing Date by and between Santa Rosa Lead Products, Inc. and Santa Rosa Lead Products, LLC.

“Selected Employees” shall have the meaning set forth in Section 5.5(a).

“Seller” shall have the meaning set forth in the preamble.

“Seller FSA” shall have the meaning set forth in Section 5.5(d).

“Seller’s 401(k) Plan” shall have the meaning set forth in Section 5.5(c).

“Subject Employees” shall have the meaning set forth in Section 5.5(a).

“Target Closing Net Working Capital” shall mean $16,500,000 minus “Target Closing Net Working Capital” allocated to the acquisition under the Santa Rosa Purchase Agreement.

“Target Closing Net Working Capital Calculation Statement” shall have the meaning set forth in Section 2.6(b).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties, or additions to tax incurred under Applicable Laws with respect to taxes.

“Tax Prorations” shall mean prorations between Seller and Purchaser for real property and personal property taxes pursuant to the procedures set forth in Section 5.9.

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Transferred Employees” shall have the meaning set forth in Section 5.5(a).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Year-End Financial Statements” shall have the meaning set forth in Section 3.17.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.6 hereof, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s and any of its Affiliate’s right, title and interest in and to all of the assets, wherever located, whether at the Facilities or in transit thereto which were or are used primarily in the Business, including, without limitation, the following assets, except to the extent that the same are Excluded Assets (the “Purchased Assets”) free and clear of all Liens other than Permitted Liens:

(a) all machinery, production equipment, furniture, fixtures, office furnishings, tools and dies, molds and parts, capital spares, vehicles, computer hardware and software, and other tangible personal property owned by Seller or any of its Affiliates for use in connection with the Business at the Facilities, including, without limitation, the tangible personal property identified on Section 2.1(a) of the Disclosure Schedule (the “Purchased Equipment”);

(b) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Purchased Equipment;

(c) all contracts and agreements, licenses, purchase orders, customer orders, utility supply arrangements, and other contracts and agreements, whether written or oral, related to the Business at the Facilities and identified on Schedule 2.1(c) of the Disclosure Schedule (collectively, the “Acquired Contracts”), including all rights of Seller to indemnity under the Environmental Indemnity Agreement;

(d) all inventories of raw materials, work in process, finished goods, parts, office supplies, packing materials, janitorial supplies and other supplies owned by Seller or its Affiliates for use in connection with the Business at the Facilities (collectively, “Acquired Inventories”);

(e) all Owned Real Property;

(f) Seller’s or any of its Affiliates’ leasehold interest in the Leased Real Property arising under the leases identified in Schedule 2.1(f) of the Disclosure Schedule (the “Acquired Real Property Leases”);

(g) all leasehold rights in personal property leased by Seller or any of its Affiliates and used primarily in connection with the Business at the Facilities, for the periods set forth in the leases identified in Schedule 2.1(g) of the Disclosure Schedule (the “Acquired Personal Property Leases”);

(h) to the extent assignable or transferable, all the permits, including environmental permits, licenses, approvals, franchises and registrations and other governmental licenses, permits or approvals issued to Seller or its Affiliates with respect to the operation of the Facilities or the conduct of the Business at the Facilities (the “Permits and Licenses”);

(i) other than the books and records contemplated by Section 2.1(n) below, all books and records maintained at the Facilities which are related to the Business, including without limitation, engineering drawings of machinery and equipment currently used or held for use in connection with the Business; blueprints and other technical papers; user manuals; inventory, maintenance, and asset history records; construction plans and specifications; administrative libraries; environmental records required by law or regulation; and systems documentation and other data processing information and records, except, in each instance, to the extent they relate to the Excluded Assets;

(j) to the extent not fulfilled prior to Closing, all open orders for goods and services with customers of the Business at the Facilities outstanding as of the Closing Date (the “Open Customer Orders”), which are set forth on Schedule 2.1(j) of the Disclosure Schedule;

(k) the right to receive all goods or services to be provided to Seller or its Affiliates in connection with the Business at the Facilities pursuant to open orders for goods and services with suppliers that remain unfulfilled as of the Closing date (the “Open Supplier Orders”), which are set forth on Schedule 2.1(k) of the Disclosure Schedule;

(l) all proceeds under Seller’s or any of its Affiliate’s casualty insurance policies to the extent arising in connection with unrepaired property damage to the Purchased Assets occurring prior to the Closing Date;

(m) all receivables, wherever located, of Seller or its Affiliates specifically related to products produced at the Facilities on or before the Closing Date;

(n) all Intellectual Property Rights, wherever located, owned by Seller and used primarily in the Business at the Facilities, including those Intellectual Property Rights set forth on Schedule 2.1(n) of the Disclosure Schedule (the “Acquired Intellectual Property Rights”);

(o) all employee-related files and records, including occupational health and safety records, assessments and audits; industrial hygiene files; workers compensation records; workers compensation claims files; and personnel employment and medical records (in each case, to the extent the transfer thereof is not prohibited by law) for Employees at the Facilities (provided that Seller may retain copies to the extent necessary or appropriate to protect its interests after Closing); and

(p) all of Seller’s interests under and with respect to the assets in the Assumed Benefit Plan.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets are not being sold, assigned, transferred or conveyed to Purchaser by Seller hereunder (the “Excluded Assets”):

(a) Seller’s assets which are not located at the Facilities, unless wrongly moved from the Facilities or unless used primarily in the Business or in transit to the Facilities;

(b) all commercial claims of Seller against third parties, including but not limited to any such claims arising out of Seller’s conduct of the Business at the Facilities on or before the Closing Date, including any rights of Seller in any legal proceedings relating to any Excluded Asset or Excluded Liability (including but not limited to the insurance policies and rights related thereto described below);

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account and other records having to do with the corporate organization of Seller;

(d) the basic books and records of account and all supporting vouchers, invoices and other records and materials relating to any or all Taxes of Seller or the Business;

(e) all claims for refunds due to Seller for Taxes of any nature paid by Seller with respect to any period ending on or prior to the Closing Date;

(f) except only as provided in Section 2.1(l), all insurance policies and performance bonds of Seller covering the Purchased Assets and any rights, proceeds and claims of and from such bonds or policies;

(g) Benefit Plan assets for Benefit Plans other than the Assumed Benefit Plan;

(h) data files, archive files, systems documentation and other data processing information and records relating to any of the foregoing Excluded Assets;

(i) the assets, properties and rights specifically set forth on Section 2.2(i) of the Disclosure Schedule;

(j) the rights which accrue or will accrue to Seller or any of its Affiliates under this Agreement and the Related Agreements;

(k) any rights, claims or causes of action related to (i) Excluded Assets or (ii) intercompany obligations between Seller and any of its Affiliates other than Santa Rosa Lead Products, Inc.;

(l) all claims of Seller that are not directly related to the ongoing operation of the Business at the Facilities, including without limitation all potential claims against directors and officers;

(m) all cash, liquid securities and other cash equivalents of Seller; and

(n) any assets of Seller which are not Purchased Assets.

2.3 Assumed Liabilities. Upon the terms and conditions contained in this Agreement, Purchaser shall, without any further responsibility or liability of, or recourse to, Seller, or Seller’s directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for paying and satisfying, solely and only the following liabilities and obligations upon, from and after the Closing Date, all items not specifically set forth below being excluded (the “Assumed Liabilities”):

(a) liabilities arising in connection with or from the use of the Purchased Assets or operation of the Business at the Facilities by Purchaser, its Affiliates, sublicensees or their respective successors or assigns, including claims by employees of any of the foregoing, or other persons, arising from or relating to the use of the Purchased Assets or the operation of the Business at the Facilities on or after Closing Date, including claims resulting from injuries alleged to occur as a result of the condition of any of the Purchased Assets solely with respect to periods from and after the Closing Date;

(b) obligations arising from any actions taken by Purchaser after the Closing Date with respect to Transferred Employees or operation of the Business conducted at the Facilities;

(c) all obligations of Seller to deliver products or services pursuant to Open Customer Orders outstanding upon the effectiveness of the Closing;

(d) all accounts payable of Seller outstanding upon the effectiveness of the Closing (including all books and records supporting such accounts payable) to the extent incurred by Seller in the ordinary course of Business and not more than ninety (90) days old as of the Closing Date, including, without limitation, all accounts payable of Seller related to any Purchased Assets or any assets that will be delivered after Closing pursuant to Open Supplier Orders, provided they are included in the Final Closing Net Working Capital;

(e) all liabilities in respect of the Acquired Contracts, the Acquired Real Property Leases or the Acquired Personal Property Leases, but only to the extent that such liabilities thereunder are required to be performed or relate to the period after the effectiveness of the Closing and do not relate to any failure to perform, breach of any representation or warranty hereunder without regard to cushion, cap, or survival, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing and provided that such contracts were disclosed in writing to and expressly assumed by Purchaser;

(f) any and all obligations of Purchaser under the WARN Act or similar state statutes as a result of the consummation of the transactions contemplated by this Agreement;

(g) all accrued and unpaid vacation, holidays, sick pay and other paid time off to which the Transferred Employees are entitled with respect to all periods of service up to and including the Closing Date under the policies and practices of Seller or its Affiliates;

(h) all liabilities under or with respect to the Assumed Benefit Plan; and

(i) all other obligations expressly assumed by Purchaser under the terms of this Agreement or any of the documents and agreements executed in connection with the Closing.

2.4 Excluded Liabilities.

(a) Except for the Assumed Liabilities expressly set forth above, Purchaser shall not assume or become responsible for any of Seller’s or any Affiliate’s duties, obligations or liabilities other than those expressly set forth in Section 2.3 (the “Excluded Liabilities”) and Seller shall remain fully and solely responsible for all of its liabilities including, without limitation, all Excluded Liabilities, and, except as expressly provided elsewhere in this Agreement, any and all obligations of Seller under the WARN Act or similar state statutes as a result of the consummation of the transactions contemplated by this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, Excluded Liabilities includes all claims, requests, and liabilities arising from or related to: (i) any federal, state, local or foreign taxes in connection with the operations of the Business prior to the effectiveness of the Closing; (ii) any product warranty or product liability claims for any products, materials or services manufactured, sold, performed or shipped by Seller or the Business prior to the Closing Date; (iii) any judgments, orders, decrees, claims, actions, suits or proceedings relating to the business of Seller or the Business arising out of events, including without limitation any environmental matters occurring, or with respect to the manner in which the Business was conducted by Seller, prior to the Closing Date; (iv) any failure to comply with or violations of IRCA, including failure to maintain Forms I-9 for the periods of time required by IRCA, at any time prior to the effectiveness of the Closing; (v) any liability under or with respect to Benefit Plans that are not the Assumed Benefit Plan (v) any liability under or with respect to Benefit Plans that are not the Assumed Benefit Plan or (vi) any fines, fees, penalties or interest levied or assessed by any Governmental Authority as a result of the failure to obtain and maintain a NPDES permit for the Alabama Facility prior to the Closing Date.

2.5 Non-Transferable Contracts and Permits. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Assigned Contract, Acquired Personal Property Lease, Acquired Real Property Lease or any of the Permits and Licenses, or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof is prohibited or, without the consent of a third party thereto, would constitute a breach or violation thereof or is otherwise prohibited and such consent has not been obtained. If such consent is required and has not been obtained or if an attempted assignment or transfer is ineffective or prohibited, Seller shall use commercially reasonable efforts to cooperate with Purchaser in any reasonable arrangement requested and approved by Purchaser to provide for Purchaser the benefits under any such Assigned Contract, Acquired Personal Property Lease, Acquired Real Property Lease or any such Permit or License. In connection with any such arrangement, (i) Purchaser shall bear the expense of structuring and implementing the arrangement and (ii) Purchaser shall honor Seller’s commitments under any such Assigned Contract, Acquired Personal Property Lease, Acquired Real Property Lease, Permit or License to the extent arising following the close of business on the Closing Date in connection with Purchaser’s use of any such assigned Contract, Acquired Personal Property Lease, Acquired Real Property Lease, License or Permit that is the subject of such arrangement (or assets or rights relating thereto).

2.6 Calculation and Payment of Purchase Price.

(a) Payment at Closing. At the Closing, as consideration for the Purchased Assets, Purchaser shall pay to Seller the Cash Consideration by wire transfer of immediately available U.S. funds in accordance with wire instructions provided by Seller to Purchaser not later than two (2) Business Days prior to Closing.

(b) Estimated Closing Net Working Capital. Not less than two (2) Business Days prior to the Closing Date, Seller shall in good faith and in consultation with Purchaser prepare and deliver to Purchaser a good faith estimated calculation of the Net Working Capital of Seller as of the Closing Date (the “Estimated Closing Net Working Capital”). Seller’s calculation of the Estimated Closing Net Working Capital shall be made in accordance with the methodology set forth in Exhibit 2.6(b) (the “Target Closing Net Working Capital Calculation Statement”). If (i) the Estimated Closing Net Working Capital exceeds the Target Closing Net Working Capital, the Cash Consideration to be paid by Purchaser at the Closing shall be increased by such excess (the “Estimated Closing Net Working Capital Excess Amount”) or (ii) the Estimated Net Closing Working Capital is less than the Target Closing Net Working Capital, the Cash Consideration to be paid by Purchaser at the Closing shall be decreased by such deficiency (the “Estimated Closing Net Working Capital Deficiency Amount”).

(c) Closing Net Working Capital. As promptly as possible and in any event within thirty (30) days after the Closing Date, Purchaser shall in good faith and in consultation with Seller prepare and deliver to Seller a good faith calculation of the Net Working Capital of Seller as of the Closing Date (the “Closing Net Working Capital”). Seller will have reasonable access to all work papers and books and records of the Business used by Purchaser in its calculation of the Closing Net Working Capital.

(d) Dispute Notice. Purchaser’s determination of the Closing Net Working Capital will be final, conclusive and binding on Purchaser and Seller unless Seller provides a written notice (a “Dispute Notice”) to Purchaser no later than the thirtieth (30th) day after delivery of Purchaser’s calculation of the Closing Net Working Capital setting forth in reasonable detail (i) any item of Purchaser’s calculation of the Closing Net Working Capital which Seller believes has not been prepared in accordance with this Agreement or the Target Closing Net Working Capital Calculation Statement (an “Item of Dispute”) and (ii) the correct amount of such Item of Dispute in accordance with this Agreement. Any item or amount to which no dispute is raised in a timely fashion under the Dispute Notice will be final, conclusive and binding on Purchaser and Seller.

(e) Resolution of Disputes. If any dispute remains unresolved for a period of fifteen (15) Business Days after Purchaser’s receipt of the Dispute Notice, Purchaser and Seller shall submit the remaining dispute to McGladrey LLP or other mutually agreeable accounting firm (the “Independent Auditor”). Purchaser and Seller shall request that the Independent Auditor render a determination (which determination shall be solely based on whether the Item of Dispute was prepared in accordance with the terms of this Section 2.6 or whether a mathematical error was made) as to each unresolved Item of Dispute within thirty (30) Business Days after its retention, and Purchaser and Seller shall cooperate fully with the Independent Auditor so as to enable it to make such determination as quickly and as accurately as practicable. The Independent Auditor’s determination as to each Item of Dispute shall be (i) based solely on presentations by Purchaser and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review), (ii) in writing and (iii) conclusive and binding upon Purchaser and Seller, and the Closing Net Working Capital shall be modified to the extent necessary to reflect such determination. The Independent Auditor shall consider only the remaining Items of Dispute and the Independent Auditor may not assign a value to any Item of Dispute greater than the greatest value assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand. The costs and expenses of the Independent Auditor shall be borne by the prevailing party as determined by the Independent Auditor.

(f) Final Closing Working Capital. The final Closing Net Working Capital as finally determined pursuant to Section 2.6(c), if there is no dispute, or Section 2.6(d) and (e), if there is a dispute, is referred to as the “Final Closing Net Working Capital.” For purposes of the adjustments contemplated under this Section 2.6(f), Final Closing Net Working Capital under this Agreement and “Final Closing Net Working Capital” under and as defined in the Santa Rosa Purchase Agreement shall be combined or netted, as appropriate, and such combined or netted amount is referred to as the “Aggregate Final Closing Net Working Capital.”

(i) If the Aggregate Final Closing Net Working Capital is less than the Aggregate Estimated Closing Net Working Capital (such an amount, the “Aggregate Final Closing Net Working Capital Deficiency Amount”), then Seller shall within five (5) days of the determination of the Final Closing Net Working Capital pay to Purchaser the Aggregate Final Closing Net Working Capital Deficiency Amount less the Aggregate Estimated Closing Net Working Capital Deficiency Amount previously deducted from the combined Cash Consideration paid by Purchaser at the Closing and “Cash Consideration” paid by Purchaser’s Affiliate as the “Closing” under and as such terms are defined in the Santa Rosa Purchase Agreement.

(ii) If the Aggregate Final Closing Net Working Capital is greater than the Aggregate Estimated Closing Net Working Capital (such an amount, the “Aggregate Final Closing Net Working Capital Excess Amount”), then Purchaser shall within five (5) days of the determination of the Aggregate Final Closing Net Working Capital pay to Seller the Aggregate Final Closing Net Working Capital Excess Amount less the Aggregate Estimated Closing Net Working Capital Excess Amount previously deducted from the Cash Consideration paid by Purchaser at the Closing and “Cash Consideration” paid by Purchaser’s Affiliate as the “Closing” under and as such terms are defined in the Santa Rosa Purchase Agreement.

(iii) Notwithstanding the methodology for determining adjustments set forth in this Section 2.6(f), for accounting and tax purposes the Final Closing Net Working Capital under this Agreement shall be allocated to the Purchase Price under this Agreement and the “Final Closing Net Working Capital” under and as defined in the Santa Rosa Purchase Agreement shall be allocated to the “Purchase Price” under and as those terms are defined in the Santa Rosa Purchase Agreement.

(g) Additional Adjustments. The Cash Consideration to be paid at Closing shall further be adjusted (i) upward by an amount equal to the verified capital expenditures made by Seller between October 16 and the Closing for the rail spur, paint shed and tractor, up to a maximum of $350,000 and (ii) downward by an amount equal to any fines, including any penalties and interest, outstanding at Closing for environmental violations by Seller.

2.7 Cash Consideration and Purchase Price Allocation. Attached hereto as Exhibit 2.7 is the allocation of the Cash Consideration agreed to by Seller and Purchaser to be paid at Closing under this Agreement and the other Acquisition Agreements. Not later than thirty (30) calendar days following the Closing Date and after determination of the Aggregate Final Closing Net Working Capital, Purchaser shall prepare and deliver to Seller Purchaser’s proposed draft of ITS Form 8594 to be filed with the IRS, setting forth an allocation of the Purchase Price amongst all of the assets being acquired by Purchaser and its Affiliates under this Agreement and under the other Acquisition Agreements. Seller and Purchaser shall cooperate in good faith to finalize a mutually agreeable Form 8594 before December 31, 2014. Seller and Purchaser acknowledge that the allocation of the Purchase Price set forth in such form shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Seller and Purchaser covenant (i) to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation; (ii) not to voluntarily take any position inconsistent therewith in any proceeding relating to such returns; and (iii) to use commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

2.8 Closing.

(a) The Closing shall take place on the date that is one (1) Business Day after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII or on such other date, and at such time and place, as may be agreed by Purchaser and Seller; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VI and VII shall not be satisfied or waived, subject, however, to the provisions of Section 8.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” The Closing shall be effective as of the close of business on the day before the Closing Date.

(b) At the Closing, Seller shall deliver to Purchaser the following documents, duly executed by Seller where appropriate:

(i) a bill of sale in the form attached hereto as Exhibit 2.8(b)(i) (the “Bill of Sale”);

(ii) an assignment of the Acquired Intellectual Property Rights in the form attached hereto as Exhibit 2.8(b)(ii) (the “IP Assignment”);

(iii) an assumption of liabilities agreement in the form attached hereto as Exhibit 2.8(b)(iii) (the “Assumption Agreement”);

(iv) assignments for all Leased Real Property, together with consents to such assignments from the respective lessors;

(v) the Escrow L/C;

(vi) the Non-Competition Agreement;

(vii) the Acquisition Agreements, duly executed by the Affiliates of Seller party thereto;

(viii) copies of all consents, waivers and approvals obtained under this Agreement as of the Closing Date;

(ix) certificates of good standing of Seller from the Secretaries of State of the States of Alabama and Illinois;

(x) a certificate of the Secretary of Seller certifying as to: (i) the certificate of incorporation of Seller, as certified by the Secretary of State of the State of Alabama not earlier than thirty (30) days prior to the Closing Date; (ii) the by-laws, as in effect on the Closing Date, of Seller; (iii) the incumbency and signatures of the executing officers of Seller; and (iv) resolutions duly adopted by the Board of Directors of Seller approving the transactions contemplated by this Agreement;

(xi) a certificate of Seller, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2; and

(xii) such other instruments and documents as reasonably requested by Purchaser in order to consummate the transactions contemplated under this Agreement.

(c) At the Closing, Purchaser shall deliver to Seller the following documents, duly executed by Purchaser where appropriate:

(i) the Cash Consideration payable to Seller pursuant to Section 2.6;

(ii) the Acquisition Agreements, duly executed by the Affiliates of Purchaser party thereto;

(iii) counterparts of each of the other agreements referred to in Section 2.8(b);

(iv) certificates of good standing of Purchaser from the Secretaries of State of the States of Alabama and Illinois;

(v) certificate of the Secretary or an Assistant Secretary of Purchaser certifying as to: (i) the certificate of formation of Purchaser, as certified by the Secretary of State of the State of Alabama not earlier than thirty (30) days prior to the Closing Date; (ii) the Operating Agreement, as amended, of Purchaser; (iii) the incumbency and signatures of the executing officers of Purchaser; and (iv) resolutions duly adopted by the sole member of Purchaser approving the transactions contemplated by this Agreement;

(vi) a certificate of Purchaser, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2; and

(vii) such other instruments and documents as reasonably requested by Seller in order to consummate the transactions contemplated under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

3.1 Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Alabama with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.

3.2 Due Authorization. Seller has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of Seller and no other corporate actions or proceedings on the part of Seller are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Seller and Seller’s Related Agreements, upon execution and delivery by Seller, will constitute legal, valid and binding obligations of Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

3.3 Consents and Approvals; Governmental Authority Relative to This Agreement. Except as set forth in Schedule 3.3 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and its Related Agreements will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Seller (ii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or any of its assets, other than, in the case of clause (ii) above, as would not reasonably be expected to result in a Material Adverse Effect.

3.4 Compliance with Laws. Seller is and has been operating its Business in compliance in all material respects with all Applicable Laws. Seller has not been charged with or given notice of, and to the best of Seller’s knowledge, Seller is not under investigation with respect to, in violation of, or under any obligation to take remedial action under, any Applicable Law. Notwithstanding the foregoing, no provision of this Section 3.4 shall be deemed a representation or warranty by Seller as to compliance with any Environmental Laws.

3.5 Title; Sufficiency. Seller has (or prior to the Closing will have) good and marketable title to, or valid a leasehold interests in, as the case may be, all of the Purchased Assets free and clear of all Liens, other than Permitted Liens. The Purchased Assets constitute all of the assets, rights and properties that are used in the operation of the Business as it is now conducted or that are used or held by Seller for use in the operation of the Business. Except as set forth on Section 3.5 of the Disclosure Schedule, immediately following the Closing, all of the Purchased Assets will be owned, leased or available for use by Purchaser on terms and conditions substantially identical to those under which, immediately prior to the Closing, Seller owns, leases, uses or holds available for use such Purchased Assets. All of the Purchased Assets are structurally sound and in good working condition, ordinary wear and tear excepted.

3.6 Taxes. Except as set forth in Schedule 3.6 of the Disclosure Schedule, all Taxes with respect to the Business and the Purchased Assets which are due and payable prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged, other than those Taxes which are the subject of a bona fide dispute with the taxing authority and disclosed on Schedule 3.6 of the Disclosure Schedule and/or set forth as a current liability on the Final Closing Net Working Capital statement. There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or would become a lien on the Purchased Assets, except for current Taxes not yet due and payable, or Taxes which are the subject of a bona fide dispute with the taxing authority.

3.7 Permits and Licenses. Schedule 3.7 of the Disclosure Schedule lists all Permits, and Licenses which are issued to, held or used by Seller, or for which Seller has applied in connection with the operation of the Business at the Facilities as of the date of this Agreement. To the best of Seller’s knowledge, Seller has all Permits and Licenses necessary to own and operate the Purchased Assets and to operate its Business in material compliance with all Applicable Laws as of the date of this Agreement.

3.8 Employee Benefits.

(a) Except as indicated in Schedule 3.8(a) of the Disclosure Schedule, Seller does not maintain, participates in or contribute to any Benefit Plans. Seller has delivered to Purchaser correct and complete copies of (i) the plan documents and summary plan descriptions, if applicable, for all Benefit Plans to which it is a party; (ii) the most recent determination or opinion letter received from the Internal Revenue Service for each Benefit Plan to which it is a party, if applicable; and (iii) the Form 5500 Annual Report and schedules thereto, if applicable, for the most recent plan year for which such report has been filed. In addition, Seller has provided Purchaser with a true and accurate copy of each employee handbook and employee manual currently in effect as they relate to the Employees of Seller. All Benefit Plans have received favorable determination letters from the Internal Revenue Service as to their tax qualified status and the tax exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect, as applicable. To the best of Seller’s knowledge, Seller (i) is in material compliance with laws applicable to Benefit Plans and the Benefit Plans documents, (ii) has followed all employee laws, (iii) has made all material required filings in a timely manner and (iv) has timely made all required contributions to the Benefit Plans.

(b) Listed within Schedule 3.8(b) of the Disclosure Schedule are all employment, managerial, advisory and consulting agreements, contracts and arrangements, employee confidentiality agreements, and employee severance agreements maintained or provided by Seller in which any Employee participates in his or her capacity as such which individually requires the expenditure of an amount in excess of $50,000.

(c) Seller, each Benefit Plan and each Benefit Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as “COBRA”). Schedule 3.8(c) of the Disclosure Schedule lists the name of each former Employee who has experienced a “Qualifying Event” (as defined in COBRA) with respect to a Benefit Plan and who is thereby eligible for “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Except as set forth in Schedule 3.8(c) of the Disclosure Schedule, there is no Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended (“FMLA”)) and is receiving or entitled to receive health coverage under an Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.

(d) Except as set forth in Schedule 3.8(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not give rise to any liability of Purchaser for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due from Purchaser to any Employee.

(e) From the date of organization of Seller and through the date hereof, except as set forth on Schedule 3.8(e) of the Disclosure Schedule, other than compensation increases in the ordinary course of business, neither Seller nor any ERISA Affiliate has, nor from the date hereof to the Closing will it have, (i) instituted or agreed to institute any new employee benefit plan or practice, (ii) made or agreed to make any change in any Benefit Plan, (iii) made or agreed to make any increase in the compensation payable or to become payable by Seller or any ERISA Affiliate to any Employee, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Benefit Plans, paid or accrued or agreed to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Employee.

(f) Seller has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current Employees, except as required to avoid the excise tax under Section 4980B of the Code. Except for the Assumed Benefit Plan, Seller has not, within the past six years, maintained, contributed to, or been required to contribute to a “defined benefit plan” (as defined in ERISA §3(35)) subject to Title IV of ERISA. Except as set forth in Schedule 3.8 (d), neither Seller nor any ERISA Affiliate has within the past six years, maintained, contributed to, or been required to contribute to (i) a Multiemployer Plan, (ii) a multiple employer plan subject to Section 413 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) any plan which is funded by or associated with a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither Seller nor any ERISA Affiliate has any liability to a Multiemployer Plan.

3.9 Litigation. Schedule 3.9 of the Disclosure Schedule sets forth each instance in which either the Business at the Facilities or any of the Purchased Assets (a) is subject to any judgment, order, decree, stipulation, injunction, or charge or (b) is or in the past three years has been a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or to the best of Seller’s knowledge, is threatened to be a party to any such action.

3.10 Intellectual Property. Schedule 3.10 of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the patents and patent applications, trademark registrations and applications and registered copyrights that are included in the Acquired Intellectual Property Rights. All such registrations are in full force and effect and no challenges have been asserted by the applicable filing office or any third person. Except as disclosed in Schedule 3.10 of the Disclosure Schedule: (a) Seller has not granted any license to a third party or agreed to pay to or receive from a third party any royalty in respect of any of such Acquired Intellectual Property Rights; and (b) to the best of Seller’s knowledge, there are no pending claims, proceedings or litigation alleging infringement or misappropriation by Seller of any third party patent or trademark rights, except where such claims, proceedings or litigation would not have a Material Adverse Effect and (c) none of the Intellectual Property infringes on the rights of any third persons and there is no known infringement on the Intellectual Property by any third person.

3.11 Employees. Schedule 3.11 of the Disclosure Schedule sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates and period of service of all full-time or part-time employees of Seller employed at the Facilities, indicating whether such employee or other individual providing service is part-time or full-time (collectively, “Employees”). Except as set forth in Schedule 3.8(d) to the Disclosure Schedule, all employment agreements are in full force and effect with no charges, grievances or complaints filed or alleged and there are no “golden parachute,” severance, change of control or other payments due or which will become due at Closing.

3.12 Employee Relations. Except as set forth on Schedule 3.12 of the Disclosure Schedule, Seller is not a party to any collective bargaining agreement with respect to or binding on Seller. Seller has complied in all material respects with all laws, rules and regulations which relate to prices, wages, hours, employee documentation, immigration, discrimination in employment and collective bargaining applicable to the Business. Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There have been no union organizing efforts within the last five (5) years, except as set forth on Schedule 3.12 of the Disclosure Schedule. There is no pending or, to the best of Seller’s knowledge, threatened labor dispute involving the Business other than employee grievances in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, nor has Seller experienced any labor interruptions or threatened labor interruptions including, without limitation, any material strike, slowdown, work stoppage, concerted refusal to work overtime by, or lockout of, or other similar labor activity with respect to any employee of the Business. There have been no strikes, lockouts, slowdowns or similar work stoppages affecting the employees of the Business. Schedule 3.12 of the Disclosure Schedule lists all employment agreements, policy manuals and other written understandings with employees of the Business (including covenants not to compete). Except as set forth on Schedule 3.12 of the Disclosure Schedule, Seller is not involved in (i) any use of any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The U.S. Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates, or (v) any investigation by any other federal, foreign, state or local government agency or authority. Purchaser is not under any obligation to recognize or to bargain with any union other than the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC, with regard to certain Employees at the Illinois Facility.

3.13 Immigration Matters.

(a) With respect to all Employees (as defined in Section 274a.1 (g) of Title 8, Code of Federal Regulations), true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”), and any and all copies of documentation, records or other papers retained with Forms I-9 have been delivered to Purchaser. Seller has complied with IRCA with respect to the completion of Forms I-9 for all employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

(b) Schedule 3.13(b) of the Disclosure Schedule contains a true and complete list of all Employees working under INS authorization in E, F, H, J, L, M, O, P, or TN Visa Status together with a listing of each such employee’s visa status and visa expiration date. Seller maintains current files containing all Labor Condition Application (LCA) related public and non-public access documentation which it must present upon request by the U.S. Department of Labor or the general public, including but not limited to all documentation noted in 20 CFR § 655.760.

(c) Seller has not had any immigration violations and, to the best of its knowledge, has only employed individuals authorized to work in the United States. Seller has not been the subject of any inspection or investigation relating to its compliance with or violation of IRCA resulting in a notice of violation or proceeding, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA, nor is such proceeding pending or, to the best of its knowledge, threatened.

(d) To the best of Seller’s knowledge, the consummation of the transactions contemplated by this Agreement will not give rise to any liability for the failure to properly complete, maintain and update Forms I-9, or give rise to any liability for the employment of individuals not authorized to work in the United States, or cause any Employees to become unauthorized to work in the United States.

3.14 Real Property.

(a) Seller has no Owned Real Property.

(b) Schedule 3.14 (b) of the Disclosure Schedule sets forth each parcel of Leased Real Property, and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller or any of its Affiliates holds any Leased Real Property (collectively, the “Real Property Leases”). Seller has delivered to Purchaser a true and complete copy of each Real Property Lease. With respect to each Real Property Lease leased by Seller or its Affiliates:

(i) such Real Property Lease is valid, binding, enforceable and in full force and effect, and Seller or the applicable Affiliate enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller or the applicable Affiliate is not in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default, and Seller has paid all rent due and payable under such Lease through the date hereof;

(iii) Neither Seller nor the applicable Affiliate has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller or such Affiliate under any of the Real Property Leases and, to the best of Seller’s knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto;

(iv) Neither Seller nor the applicable Affiliate has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Neither Seller nor the applicable Affiliate has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

(c) Except as listed on Schedule 3.14 (c) of the Disclosure Schedule, neither Seller nor any of its Affiliates has received any notice of (i) material violations of building codes and/or zoning ordinances or other Applicable Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters affecting the operation of the Leased Real Property as currently operated.

3.15 Environmental Matters. Except as set forth on Schedule 3.15 of the Disclosure Schedule:

(a) The operations of Seller or its Affiliates with respect to the Business and the Purchased Assets are in material compliance with all Environmental Laws. Seller has not received from any Person within the past three years, with respect to the Business or the Purchased Assets, any: (i) Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. There are no underground or above ground storage tanks, and there is no use, and to the best of Seller’s knowledge there has been no use, of any asbestos containing materials, Polychlorinated Biphenyls (PCB’s), or other Hazardous Material, on or at the Facilities.

(b) Seller and each Affiliate has obtained and is in material compliance with all Environmental Permits necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law.

(c) None of the Business or the Purchased Assets is listed on, or, to the best of Seller’s knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Response Action and no Release of any Hazardous Material in contravention of Environmental Law with respect to the Business or the Purchased Assets, and neither of Seller nor any of its Affiliates has received an Environmental Notice that any of the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, Seller.

3.16 No Undisclosed Liabilities. Except as listed on Schedule 3.16 of the Disclosure Schedule, Seller has no claims, liabilities, indebtedness or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including without limitation Tax liabilities due or to become due (each, a “Liability” and collectively, the “Liabilities”), including but not limited to all Liabilities for breach of any contract or any liabilities in connection with Seller’s obligations under any guaranty, warranty, right of return and indemnity provisions in any contract related to the Business. Schedule 3.16 of the Disclosure Schedule lists all parties to which Seller owes any payment or other amount including the name and address of such party and the amount owed.

3.17 Financial Statements. Schedule 3.17 of the Disclosure Schedule sets forth true, correct and complete copies of Seller’s unaudited financial statements, income statement, statement of cash flows and statements for changes in capital, all for the years ending December 31, 2012 and 2013 (the “Year-End Financial Statements”) and the unaudited financial statements, income statements, statements of cash flows and statements for changes in capital as of and for the ten-month period ending October 31, 2014 (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, Seller has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 31, 2014 (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a material adverse effect on the Business. Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.18 Customers. Schedule 3.18 of the Disclosure Schedule contains a true, correct and complete list of names and addresses of the twenty (20) largest customers (measured by dollar volume of business) of the Business and the percentage of which each such customer represents or represented during the past twelve (12) months and the period from the end of fiscal year 2013 through the Closing Date. There exists no actual or threatened termination, cancellation or litigation of, or any modification or change in, the business relationship of the Business with any customer, or group of customers listed in Section 3.18 of the Disclosure Schedule or whose purchases individually or in the aggregate are material to the operations of Seller and there exists no present condition or state of facts or circumstances, involving customers which would have a Material Adverse Effect or prevent Purchaser from conducting the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted by Seller, except as affected by the transactions contemplated hereby or by Purchaser’s express actions.

3.19 Suppliers. Schedule 3.19 of the Disclosure Schedule is a true, correct and complete list by dollar volume of purchases made during the past twelve (12) months and the period from the end of fiscal year 2013 through the Closing Date from the twenty (20) largest suppliers to the Business of goods or services. In the last twelve (12) months, no such supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with Seller. Seller has not received any written notice and is not and should not be aware that any such supplier intends to cancel or otherwise modify its relationship with Seller. All accounts payable of the Business represent amounts owed to suppliers or employees of Seller for bona fide goods or services performed in good faith by such supplier or employee. All such goods have been delivered or services performed by the respective creditor in a timely manner and Seller has no claim against such creditor for offset, faulty workmanship, defective quality of goods, or other breach of contract claim. No such accounts payable are owed to any owner of Seller or Affiliate thereof.

3.20 Accounts Receivable. To the best of Seller’s knowledge, all accounts receivable of the Business are reflected properly in all material respects on its books and records, are valid receivables and subject only to the reserve for bad debts set forth on the Interim Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Business.

3.21 Contracts. Schedule 3.21 of the Disclosure Schedule contains a true and complete list of all Material Contracts to which Seller is a party that relate to the Purchased Assets or operation of the Business. Except for any contracts excluded as Excluded Assets, each Material Contract is in full force and effect in all material respects and is valid and binding on the parties thereto in accordance with its respective terms.

3.22 Brokers and Finders. Other than as set forth on Schedule 3.22 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or any of its Affiliates.

3.23 Full Disclosure. To the best of Seller’s knowledge, no representation or warranty of Seller contained in this Agreement or in the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.1 Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.

4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly authorized by all necessary limited liability company action of Purchaser. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Purchaser and its Related Agreements, upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.3 Consents and Approvals; No Violations. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements will not (i) violate any law, regulation or order of any Governmental Authority applicable to Purchaser; (ii) require any filing or registration by Purchaser with, or consent or approval with respect to Purchaser of, any Governmental Authority; (iii) violate or conflict with or result in a breach or default under any contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; or (iv) violate or conflict with the certificate of formation or operating agreement of Purchaser, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement and the Related Agreements.

4.4 Purchaser’s Examination. Purchaser and its representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of Seller in connection with the determination by Purchaser to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby, and all such questions have been answered to the full satisfaction of Purchaser.

4.5 Limitation on Warranties. Purchaser acknowledges and agrees that neither Seller nor any other Person acting on behalf of Seller or any of its Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Business or the Purchased Assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.

4.6 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Affiliates.

ARTICLE V

COVENANTS

5.1 Access to Information and Facilities.

(a) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to Section 5.6 hereinbelow, Seller shall give Purchaser and Purchaser’s representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, employees, customers, suppliers, books and records of the Business, and shall make the officers and employees and customers and suppliers of the Business available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Seller to take any actions that would unreasonably disrupt the normal course of its business or violate the terms of any contract to which Seller is bound or any Applicable Law; provided, that all requests for access shall be directed to either Michael J. Drury or Arnold S. Graber in writing (the “Designated Contacts”); provided, further, that nothing herein shall require Seller to provide access or to disclose any information to Purchaser if such access or disclosure (i) would cause significant competitive harm to Seller if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of Applicable Laws or the provisions of any agreement to which they are a party. Notwithstanding the forgoing, other than the Designated Contacts, Purchaser is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of Seller prior to the Closing without the prior written consent of a Designated Contact (it being agreed that if the Designated Contact elects to give any such consent, the consent may be conditioned upon, among other things, Seller being able to participate in any such contacts and any discussions or dialogue resulting therefrom).

(b) Purchaser and its representatives shall treat and hold strictly confidential any Confidential Information of Seller in accordance with Section 5.6.

5.2 Preservation of Business. From the date of this Agreement until the Closing Date, other than as specifically contemplated by this Agreement or with the prior consent of Purchaser (such consent not to be unreasonably withheld or delayed), Seller shall operate the Business in the ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing, from the date hereof to and including the Closing Date, Seller shall not, nor shall it authorize or permit any owner, directors, officers, employees, representatives or agents to, directly or indirectly, encourage, solicit, initiate, facilitate or continue inquiries, discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser or its Affiliates) concerning any merger, sale of substantial assets, sale of shares of capital stock or other similar transactions involving the Business and any person other than Purchaser, other than the disposition of inventory in the ordinary course of business consistent with past practice. Notwithstanding the forgoing, the arties acknowledge and agree that Seller may reduce purchases of raw mateials and/or delay receipts of raw materials until after Closing to limit the adjustment for Net Working Capital required under Section 2.6.

5.3 Efforts. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. The “commercially reasonable efforts” of Seller shall not require Seller or its Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transactions contemplated hereby or to provide financing to Purchaser for consummation of the transactions contemplated hereby; provided that if Seller or its Affiliates or representatives elect to remedy such breach, Seller shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant pursuant to Section 5.2, for purposes of determining Purchaser’s obligations to consummate the transactions contemplated hereby pursuant to Section 6.1.

5.4 Preservation of Records; Post-Closing Access and Cooperation.

(a) For a period of three (3) years after the Closing Date or such other period (if longer) required by applicable law, Seller shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records in its possession (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the Business and the Purchased Assets prior to the Closing Date. Notwithstanding the foregoing, Seller shall have the right to discard or destroy any of the foregoing books and records at any time, provided that Seller have given Purchaser not less than thirty (30) days written notice of its intent to discard or destroy the same and an opportunity to remove and take possession of such books and records at Purchaser’s sole cost and expense during such thirty (30) day period.

(b) Purchaser shall, after the Closing Date, afford promptly to Seller and its representatives reasonable access during normal business hours to the offices, facilities, books, records, officers and employees of the Business to the extent and for a purpose reasonably requested by Seller.

5.5 Employees and Benefits.

(a) As of the Closing, Seller shall terminate the employment of all of its Employees identified on Schedule 5.5(a) of the Disclosure Schedule (the “Subject Employees”). Schedule 5.5(a) of the Disclosure Schedule hereto may be amended from time to time prior to the Closing to (i) delete any individuals who are no longer employed by Seller or (ii) upon the mutual written agreement of Purchaser and Seller, add or remove any other individuals. Purchaser, in cooperation with Seller, shall, at least two Business Days prior to the Closing Date and effective as of the Closing Date, extend a written offer of employment to those employees selected by Purchaser, in its sole and absolute discretion (the “Selected Employees”), at a level and with responsibilities that are substantially commensurate with their employment with Seller and at a wage or salary and other compensation not less than the respective wages or salaries and other compensation specified for such Selected Employees on Schedule 3.11 of the Disclosure Schedule. Those Selected Employees who accept offers of employment with Purchaser and who become employees of Purchaser as of the Closing Date are referred to as “Transferred Employees.” Purchaser agrees that in the event that it determines that it may not offer employment to sufficient numbers of employees to avoid the notice and other requirements of the WARN Act, Purchaser will give Seller immediate notice thereof which will be sufficiently in advance of the Closing of the purchase of the Business that Seller will be able to comply with the notice requirements of the WARN Act and Purchaser will indemnify, defend and hold Seller harmless from any liability or obligations under the WARN Act if Purchaser should fail to do so or if Seller otherwise incurs liability under the WARN Act as a result of Purchaser’s actions in connection with this transaction.

(b) For one year following Closing, Purchaser shall provide (i) to each Transferred Employee salary or wages, as applicable, at least equal to those provided to such Transferred Employee immediately prior to the Closing and (ii) to Transferred Employees generally, such employee benefits as Purchaser shall determine and, in all events, in compliance with all requirements of applicable Law and any collective bargaining agreement. Upon Closing, Purchaser agrees that the Transferred Employees shall be eligible to participate in the employee benefit plans of Purchaser, including any group health plan of Purchaser (the “Purchaser Benefit Plans”). Without limiting the foregoing, Purchaser shall take the following actions: (i) upon the Closing provide all Transferred Employees health care coverage; and (ii) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies applicable to the Transferred Employees, including the Purchaser Benefit Plans, treat all service by the Transferred Employees with Seller before the Closing as service with Purchaser and its subsidiaries. Nothing herein shall prohibit Purchaser from terminating the employment of any Transferred Employee at any time.

(c) Purchaser shall take all action necessary to permit Purchaser’s tax-qualified employee savings plan(s) maintained in the United States (“Purchaser’s 401(k) Plan”) to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to Transferred Employees under Seller’s tax qualified employee savings plan (“Seller’s 401(k) Plan”). Following the Closing Date and prior to a distribution (including an eligible rollover distribution) from Seller’s 401(k) Plan, Seller’s 401(k) Plan will permit each Transferred Employee with outstanding loans under such Seller’s 401(k) Plan to continue to make scheduled repayments under such loans to avoid a default under such loans.

(d) During the period beginning on the Closing Date and ending on the last day of the plan year in which the applicable Closing Date occurs, Purchaser shall or shall cause its affiliates, as the case may be, to (i) maintain a limited purpose healthcare spending and dependent care flexible spending accounts established under Section 125 of the Code (the “Purchaser FSA”), (ii) permit the Transferred Employees to participate in the Purchaser FSA to the extent coverage under such Purchaser FSA replaces coverage under a corresponding Benefit Plan in which such Transferred Employee participated immediately before the replacement (the “Seller FSA”), (iii) credit Transferred Employees under the Purchaser FSA immediately following the applicable Transfer Date with amounts available for reimbursement equal to such amounts as were credited under the Seller FSA with respect to such person immediately prior to the applicable Transfer Date and (iv) give effect under the Purchaser FSA to any elections made by such Transferred Employees with respect to the Seller FSA for the year in which the applicable Transfer Date occurs. As soon as reasonably practicable following the applicable Closing Date, if the net difference between (x) the aggregate employee contributions under the Seller FSA as of the applicable Closing Date made during the year in which the applicable Closing Date occurs and (y) the aggregate employee reimbursements under the Seller FSA as of the applicable Closing Date made during the year in which the applicable Closing Date occurs, in each case with respect to Transferred Employees for the applicable plan year, (the “Assumed FSA Balance”) is (1) a positive number, then the applicable Seller shall transfer to Purchaser an amount, in cash, equal to the Assumed FSA Balance or (2) a negative number, then Purchaser shall transfer to the applicable Seller an amount, in cash, equal to the positive value of the Assumed FSA Balance. The parties hereto agree to make reasonable, good faith efforts to implement the provisions of this Section 5.5(d) to take into account the complexity of transferring flexible spending accounts.

(e) It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

(f) In any termination or layoff of any Employee by Purchaser on or after the Closing, Purchaser will comply fully, if applicable, with the WARN Act and all other applicable foreign, Federal, state and local laws, including those prohibiting discrimination and requiring notice to employees. Purchaser shall not at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any Facilities, site of employment, operating unit or employee of the Business without complying fully with the requirements of the WARN Act. Purchaser will bear the cost of compliance with (or failure to comply with) any such laws.

(g) Seller, from the date hereof to the Closing, will not (i) institute or agree to institute any new employee benefit plan or practice, (ii) make or agree to make any change in any Benefit Plan, (iii) make or agree to make any increase in the compensation payable or to become payable by Seller to any Employee, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Benefit Plans, pay or accrue or agree to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Employee.

(h) Except for Transferred Employees, Seller shall provide COBRA continuation coverage for M&A Beneficiaries (as defined in COBRA) of Seller. Purchaser shall provide any required COBRA continuation coverage for Transferred Employees and their dependents.

(i) Purchaser will take action necessary to assume the Assumed Benefit Plan as of the Closing Date. Seller shall take all actions required to permit Purchaser to assume, and become the Plan Sponsor under, the Assumed Benefit Plan and any trust or insurance contract that holds the assets of the Assumed Benefit Plan.

5.6 Confidentiality.

(a) General. Pursuant to the terms of this Agreement, Purchaser, on the one hand, and Seller, on the other hand, (in such capacity, the “Disclosing Party”) have disclosed and will be disclosing to the other party, and to its Affiliates and to their respective officers, directors, employees, agents and/or representatives (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Related Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Related Agreements.

(b) Exceptions. The restrictions set forth in Section 5.6(a) above on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party (other than Confidential Information which forms a part of the Purchased Assets), as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Related Agreements or (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same. In addition, nothing in this Section 5.6 shall be interpreted to limit the ability of either party to use or disclose its own Confidential Information in any manner to or any other Person.

(c) Permitted Disclosures. It shall not be a breach of Section 5.6(a) if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to a binding requirement of Applicable Law or a Governmental Authority, or (ii) in a judicial, or administrative or arbitration proceeding to enforce such party’s rights under this Agreement, (iii) to its employees, officers, directors, members, shareholders, OEMs, professionals and consultants who have a need to know in furtherance of the transaction contemplated herein. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.

(d) Confidential Terms. Each party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each party and shall be treated accordingly. Notwithstanding the foregoing, each party acknowledges and agrees that the other party may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws or the rules or regulations of any securities exchange or market on which the Disclosing Party’s or its Affiliate’s stock is traded.

(e) Equitable Remedies. Each party specifically recognizes that any breach by it of this Section 5.6 may cause irreparable injury to the other party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each party agrees that in the event of any such breach, notwithstanding the provisions of Section 9.4, the other party shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

5.7 Public Announcements. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and no party shall, without the prior written consent of the other party, issue any such press release or make any such public statement, except as may be required by applicable law.

5.8 Transfer Taxes. All federal, state, county, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be split equally and paid by Seller and Purchaser.

5.9 Tax Proration. All real and personal property taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period falling entirely within the period before the Closing Date shall be the responsibility of Seller. All real and personal property taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be the responsibility of Purchaser. If the exact amount of any real or personal property taxes is not known on the Closing Date, such taxes shall be estimated based upon the best available information at the time of Closing (i.e. the taxable value currently assigned to the property and the most recent millage rate). There shall be no re-proration of real or personal property taxes after Closing. The net amount of such prorations payable by Seller, if any, shall be paid by Purchaser, but shall result in a reduction of the Purchase Price in like amount.

5.10 Change of Name. Within five (5) Business Days after the Closing Date, Seller shall file an amendment to Seller’s organizational documents with the Secretary of State of the State of Alabama changing its name to a name without the words “Mayco Industries.”

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURCHASER

The obligations of Purchaser at Closing under this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following conditions precedent on or before the Closing Date:

6.1 Warranties True as of Present Date. Each of the representations and warranties of Seller contained in Article III (a) that are qualified as to Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby, and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

6.2 Compliance with Agreements and Covenants. Seller shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, including delivery of the documents referred to in Section 2.8(b).

6.3 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits, and no lawsuit, proceeding or investigation shall be pending, which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby.

6.4 Non-Competition Agreement. Metalico and Seller shall have entered into the Non-Competition Agreement with Purchaser upon the terms and conditions set forth on Exhibit 6.4 attached hereto (the “Non-Competition Agreement”).

6.5 Financing Documents. Purchaser shall have consummated agreements with banks and lending institutions for all funds borrowed or to be borrowed by Purchaser in connection with the acquisition of the Purchased Assets and for working capital to be used in the operations of the Business subsequent to the Closing Date.

6.6 Material Adverse Change. Between the Balance Sheet Date and the Closing Date there shall have been no material adverse change in the condition (financial or otherwise), results of operations, operations, assets, liabilities of Seller, including, without limitation, a material adverse change in the business relationship or arrangement between Seller and any of its material suppliers, creditors, customers or vendors.

6.7 Additional Closings. The closing of the transactions contemplated by the Acquisition Agreements shall have occurred simultaneously with the closing of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller at Closing under Article II of this Agreement are subject to the satisfaction (or waiver by Seller) of the following conditions precedent on or before the Closing Date:

7.1 Warranties True as of Present Date. Each of the representations and warranties of Purchaser contained in Article IV (a) that are qualified as to “material adverse effect” shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby, and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

7.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects, including delivery of the documents referred to in Section 2.8(c).

7.3 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits and no lawsuit, proceeding or investigation shall be pending, which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby.

7.4 Additional Closings. The closing of the transactions contemplated by the Acquisition Agreements shall have occurred simultaneously with the closing of the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) With the mutual written consent of Purchaser and Seller;

(b) By Seller if the Closing shall not have occurred on or before December 1, 2014 (the “Termination Date”); “); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Seller if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) By Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII and (B) has not been or is incapable of being cured by Purchaser within thirty (30) calendar days after its receipt of written notice thereof from Seller;

(d) By Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) has not been or is incapable of being cured by Seller within thirty (30) calendar days after its receipt of written notice thereof from Purchaser;

(e) By Seller if (i) all of the conditions set forth in Article VI have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) (A) Purchaser shall not have sufficient funds available to consummate the Closing or (B) Purchaser otherwise breaches its obligations under Article II hereof; or

(f) By either of Purchaser or Seller if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to either party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder. If this Agreement is terminated pursuant to Section 8.1(c) or (e), Seller and its Affiliates shall be released from any obligations for payments or reimbursements of costs and expenses under this Agreement, any Related Agreement, or any other agreement, instrument or document executed and delivered by or between Seller and/or any of its Affiliates, on the one hand, and Purchaser and/or any of its Affiliates, on the other hand.

8.2 Expenses. Whether or not the Closing occurs, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the party’s independent advisor, counsel and accountants, incurred or paid by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby.

8.3 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2 or this Section 8.3) on the part of Purchaser or Seller; provided, however, that the provisions of Section 8.2, this Section 8.3, Sections 5.1(b), 5.6, 10.6, 10.7, 10.12 and 10.13 will survive any termination hereof; provided, further, however, that subject to the terms of this Section 8.3, nothing in this Section 8.3 shall relieve either party of any liability for any breach by such party of this Agreement prior to the date of any such termination.

ARTICLE IX

SURVIVAL AND REMEDY; INDEMNIFICATION

9.1 Survival. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date for a period of one year from the Closing Date, except for the representations and warranties set forth in Sections 3.1 (Seller’s Due Organization), 3.2 (Seller’s Due Authorization), 3.5 (Title), 3.6 (Taxes), 3.8 (Employee Benefits), 3.15 (Environmental Matters), 3.22 (Seller’s Brokers), 4.1 (Purchaser’s Due Organization), 4.2 (Purchaser’s Due Authorization) and 4.7 (Purchaser’s Brokers) which will survive until the expiration of the applicable statute of limitations; provided, however, that in the case of representations, warranties, covenants and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (as applicable, the “Indemnification Period”). Thereafter, neither Seller nor Purchaser shall be under any obligation or liability whatsoever with respect to any such representation, warranty, covenant or agreement or any certificate in respect thereto, except for those covenants and agreements which, by their terms, expressly extend for a longer period than the Indemnification Period. No party shall have any right to assert any claims against the other party with respect to any Loss, cause of action or other claim to the extent it is (i) primarily a possible or potential Loss, cause of action or claim that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such party or one of its Affiliates or paid or incurred by such party or one of its Affiliates or (ii) a Loss, cause of action or claim with respect to which a party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

9.2 Indemnification by Seller. Subject to the other provisions of this Article IX, Seller shall indemnify Purchaser and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Purchaser or any of the foregoing Persons (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Seller pursuant to Article III of this Agreement or any Related Agreement; (ii) any breach of or failure by Seller to perform any agreement, covenant or obligation of Seller set out in this Agreement or any Related Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement; (iii) any defect in title to the Purchased Assets which materially adversely affects or impairs Purchaser’s use or ownership of the Purchased Assets; and (iv) any Excluded Liability.

9.3 Indemnification by Purchaser. Subject to the other provisions of this Article IX, Purchaser shall indemnify Seller and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Seller or any of the foregoing Persons (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to Article IV of this Agreement or any Related Agreement; (ii) any breach of or failure by Purchaser to perform any agreement, covenant or obligation of Purchaser set out in this Agreement or any Related Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement; (iii) any Assumed Liability; and (iv) any acts or omissions by Purchaser and any obligations and liabilities in respect of Purchaser from and after the Closing Date.

9.4 Indemnification Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, except in the case of (i) actual fraud by Seller, (ii) title to the Purchased Assets and (iii) any claims related to Excluded Liabilities, the sole recourse and exclusive remedy of Purchaser for the breach of any representations, warranties, covenants and agreements contained in this Agreement, the Related Agreements, any agreement, or instrument contemplated hereby, any document relating hereto or thereto contained in any Schedules or Exhibits to this Agreement, or otherwise arising from the transactions contemplated hereby or the operation of the Business and/or use of the Purchased Assets prior to the Closing, shall be to assert a claim for indemnification under the indemnification provisions of Sections 9.2.

9.5 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article IX relating to or arising out of claims, actions by Governmental Authorities or other third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the “Indemnitee”) of notice of the commencement of any (a) Tax audit or proceeding for the assessment of any Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any claim, liability or obligation by a Governmental Authority or a third party (whether by legal process or otherwise), against which claim, liability or obligation a party under this Article IX (hereinafter the “Indemnitor”) that is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor pursuant to this Article IX, promptly notify the Indemnitor in writing of the commencement or assertion thereof, including the amount and specific factual and legal basis for such claim, and give the Indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. The Indemnitor shall have, in all instances, the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (a) may result in orders or mandatory injunctions materially impacting the Indemnitee’s on-going operation of the business or (b) may result in liabilities which, taken with other then-existing claims under this Article IX, would not be fully indemnified hereunder. The Indemnitor shall have twenty (20) days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume the defense thereof. If the Indemnitor does assume such defense, it will, within such twenty (20) days, so notify the Indemnitee. If the Indemnitor does not assume such defense and so notifies the Indemnitee, or if the Indemnitor is barred from assuming such defense pursuant to this Section 9.5, then the Indemnitee shall have the right to assume such defense, subject to the participation of the Indemnitor, as provided in this Section 9.5, and the Indemnitee’s fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the Indemnitor. In any case, the Indemnitor and Indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents, employees and information (written or otherwise) relevant to such defense. Prior to paying any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree, or evidence of assessment of Taxes or a similar final action by a Taxing authority, holding the Indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor which consent shall not be unreasonably withheld. The Indemnitor’s consent shall not be required for settlements (a) which consist principally of equitable remedies in respect of the Indemnitee or its business, or (b) that result in payments by the Indemnitee which, taken with other then existing claims under this Article IX, would not be subject to indemnification hereunder. An Indemnitor or Indemnitee shall have the authority to settle or compromise any claim for which it has assumed or conducted the defense pursuant to this Section 9.5; provided, that an Indemnitor shall not settle or compromise any such claim if such settlement or compromise would result in an order, injunction or other equitable remedy in respect of the Indemnitee, or would otherwise have a direct effect upon Indemnitee’s continuing operations, or would result in liabilities which, taken together with other existing claims under this Article IX, would not be fully indemnified hereunder; in each case, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld. Notwithstanding the foregoing or anything else to the contrary in this Article IX or elsewhere in this Agreement, Seller shall have the right, in its sole and absolute discretion, to settle and compromise (on whatever terms it may elect) any claim or action to which this Article IX applies to the extent such claim or action relates to any Excluded Liability, so long as such settlement or compromise includes a release in favor of Purchaser with respect to such Excluded Liability from the third party asserting the claim and/or action. An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (y) the Indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or claim pursuant to this Section 9.5, or (z) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such reasonable fees and expenses of counsel for the Indemnitee shall be borne by the Indemnitor, in accordance with the following paragraph.

9.6 Procedure for Other Claims. In the event that any Indemnitee believes that it is entitled to claim indemnification from an Indemnitor under this Article IX and such claim is not subject to Section 9.5, the Indemnitee shall notify the Indemnitor of such claim, the amount or estimated amount thereof and the specific factual and legal basis for such claim (which will be described in reasonable detail). The Indemnitor and Indemnitee will proceed, in good faith, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association. The place of such arbitration shall be New York, New York. The determination of the amount of any indemnification claim pursuant to this Section 9.6 will be final, binding and conclusive, and the Indemnitee, upon final determination of the amount of the indemnification claim, will be paid by the Indemnitor (or will draw under the Escrow L/C, if applicable and available) within ten (10) days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction described in Section 10.12 to enforce such payment. The court costs and reasonable and documented fees and expenses, including reasonable and documented attorney’s fees, incurred by the Indemnitor and Indemnitee in connection with any such enforcement proceeding shall be borne by the Indemnitor and Indemnitee in inverse proportion to their relative success in such proceeding.

9.7 Indemnification Limits and Payment.

(a) Notwithstanding anything to the contrary in this Article IX or any other provision of this Agreement, (i) no party shall be entitled to indemnification pursuant to this Article IX with respect to any breach of any representation or warranty or other indemnification obligation until such time as its respective aggregate right to such indemnification, together with all other rights to indemnification of the purchasers under the Acquisition Agreements in the aggregate exceeds One Hundred Thousand Dollars ($100,000.00) (it being agreed that in the event such threshold is reached and exceeded, the Indemnitor will only be liable for the amount of any Losses that is in excess of such threshold amount), and (ii) except in the case of fraud by Purchaser or Seller (in which event, this limitation will not apply to the party who committed such fraud) and in the case of Seller, the Excluded Liabilities, the maximum aggregate amount that Seller, Purchaser and their respective Affiliates may be required to pay for indemnification pursuant to this Article IX and comparable provisions of the Acquisition Agreements, the Related Agreements, and the “Related Agreements” under and as defined in the Acquisition Agreements in respect of all claims by all Indemnitees and “Indemnitees” under and as defined in the Acquisition Agreements for Losses and “Losses” under and as defined in the Acquisition Agreements is an amount equal to $3,000,000.

(b) Purchaser will not be entitled to indemnification pursuant to this Article IX with respect to any claim or liability (i) relating to a breach by Seller of a representation or warranty before the Closing Date if Seller has supplemented the Disclosure Schedule to provide new information or correct such misrepresentation; or (ii) relating to any Employee (a) as the result of the termination of such Employee’s employment with Purchaser or its Affiliates after the Closing Date, (b) any injuries to, or deaths or illnesses of, such Employees occurring after the Closing Date, (c) as a result of the employment of any person on and after the Closing Date or (d) any action by Purchaser subsequent to the Closing Date.

(c) From and after the Closing, Purchaser shall maintain or cause to be maintained customary property, casualty, business interruption and other insurance in respect of the Business and the Purchased Assets in accordance with Purchaser’s general practices and industry standards.

(d) Any amounts payable under Section 9.2 or Section 9.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price, and shall be calculated after giving effect to (i) any proceeds received or receivable from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity, (ii) any self-insured, retention, deduction or similar liability retention by Purchaser will, for this purpose, be viewed as actual insurance for this purpose, except to the extent any such insurance proceeds must be specifically repaid by Indemnitee through adjustments to past, present or future premiums or other similar mechanism and net of any costs of obtaining any such proceeds, and (iii) any proceeds received or receivable from third parties, through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such Indemnitee (such arrangements referenced in clauses (i) through (iii) in this Section 9.7(d), collectively, “Alternative Arrangements”). Subject to Section 9.7(e), the taking of a Tax deduction in connection with any such damage, loss, liability or expense that is subject to a claim for indemnification shall be at the discretion of the Indemnitee. Purchaser shall have no right to assert any claims with respect to any Losses that would have been covered by an Alternative Arrangement had Purchaser maintained for its benefit and the benefit of the Business and the Purchased Assets the same rights or coverage under an Alternative Arrangement following the Closing that was in effect for the Business and the Purchased Assets immediately prior to the Closing.

(e) Purchaser shall utilize its commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under Section 9.2, including pursuing any and all other rights and remedies to  collect any proceeds pursuant to Alternative Arrangements covering the Loss that is the subject to the claim for indemnity. If any such proceeds, benefits or recoveries are received by Purchaser with respect to any Losses after Purchaser has received any indemnification payments from Seller, Purchaser shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay such proceeds, benefits or recoveries to Seller. Upon making a payment to Purchaser in respect of any Losses, Seller will, to the extent of such payment, be subrogated to all rights of Purchaser pursuant to Alternative Arrangements or against any third party in respect of the Losses to which such payment relates. Purchaser shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. Each party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(f) Once an indemnification claim has been finalized pursuant to the procedures set forth in Section 9.2 or 9.3, the Indemnitor shall promptly remit to the Indemnitee the amount of any such claim. If Purchaser is the Indemnitee, to the extent that the Escrow L/C is still in place, Purchaser shall be entitled to draw upon the Escrow L/C for the amount of such indemnification claim pursuant to the terms of the Escrow L/C, provided that the amount available under the Escrow L/C shall not limit in any way Purchaser’s right to recover in full its indemnification claim, subject to the other limitations set forth in this Section 9.7.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by Purchaser and Seller.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service or by electronic mail (“email”) with receipt confirmed, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a) If to Seller, addressed as follows:

Mayco Industries, Inc.
c/o Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attention: Michael J. Drury

with a copy (for informational purposes only) to:

Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attention: General Counsel

(b) If to Purchaser, addressed as follows:

Mayco Manufacturing, LLC
1031 East 103rd Street
Chicago, Illinois 60628
Attention: President

with a copy (for informational purposes only) to:

Imperial Acquisitions, LLC
1031 East 103rd Street
Chicago, Illinois 60628
Attention: Stuart Schwartz

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

10.5 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither Purchaser nor Seller shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is the result of any action or inaction on the part of the other.

10.6 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

10.7 Binding Agreement. This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by either party without the prior written consent of the other party, provided further that,  Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to PNC Bank, National Association (“PNC”) and Enhanced Small Business Investment Company LP (“Enhanced” and together with PNC, each a “Lender”) as collateral security for any loans made by any Lender to Purchaser. For all purposes hereof, a transfer, sale or disposition of a majority of the capital stock or other voting interest of Purchaser or Seller (whether by contract or otherwise) shall be deemed an assignment hereunder. Any purported assignment in contravention of this Section 10.8 shall be null and void.

10.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, the Persons referred to in Sections 5.5, 5.6 and Article IX are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement and the Related Agreements.

10.10 Further Assurances. Upon the reasonable request of Purchaser or Seller, each party will on and after the Closing Date execute and deliver to the other party such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated hereby, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby.

10.11 Entire Understanding. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements, together with the Acquisition Agreements, and documents reference herein and therein, set forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

10.12 JURISDICTION OF DISPUTES. SUBJECT TO SECTION 9.6, IN THE EVENT EITHER PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT SUBJECT TO SECTION 9.6, ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.12 SHALL BE DEEMED TO PREVENT EITHER PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; AND (D) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF EITHER PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.16 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MAYCO MANUFACTURING, LLC
By:	/s/	Stuart Schwartz

Name: Stuart Schwartz } Title: Vice President } MAYCO INDUSTRIES, INC. } By: /s/ } Carlos E. Agüero Name: Carlos E. Aguero
Title: President Name:

Stuart Schwartz
Title:	Vice President
MAYCO INDUSTRIES, INC.
By:	/s/	Carlos E. Agüero
Name: Carlos E. Aguero
Title: President